[Letterhead of Arent Fox PLLC]

December 13, 2006

The Board of Directors
Neuro-Hitech, Inc.
One Penn Plaza, Suite 1503
New York, NY 10019

Gentlemen:

We have acted as counsel to Neuro-Hitech, Inc., a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8, filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 199,286 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”) subject to issuance upon the exercise of stock options outstanding under the Q-RNA 2002 Stock Incentive Plan and assumed by the Company on November 29, 2006 pursuant to an Agreement and Plan of Merger by and among the Company, wholly-owned subsidiaries of the Company, Q-RNA, Inc. and David Dantzker, as representative of the Q-RNA, Inc. securityholders.

As counsel to the Company, we have examined such records and documents of the Company, as well as relevant statutes, regulations, published rulings and such questions of law, as we considered necessary or appropriate for the purpose of this opinion.

Based on the foregoing, we are of the opinion that the Shares, when issued or delivered and paid for in accordance with their terms, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations thereunder.

Very truly yours, /s/ ARENT FOX PLLC